EXHIBIT 99.1

U.S. Auto Parts Completes Acquisition of the Whitney Automotive Group, One of the Nation's Largest, Most Trusted Online Auto Parts Retailers

CARSON, Calif., Aug 17/-- U.S. Auto Parts (Nasdaq: PRTS), one of the largest online providers of automotive aftermarket parts and accessories, today announced that it has completed the acquisition of the Whitney Automotive Group for the purchase price of $27.5 million and assumption of approximately $11mm in trade-related and other payables. Whitney Automotive Group is expected to have $110 - $120 million in revenues under U.S. Auto Parts ownership in 2011. Silicon Valley Bank has provided the Company with acquisition financing totaling $35 million.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at www.autopartswarehouse.com,  www.partstrain.com  and www.automd.com and the Company's corporate website is located at www.usautoparts.net.

Investor Contacts:

Ted Sanders, Chief Financial Officer
U.S. Auto Parts Network, Inc.
tsanders@usautoparts.com
(310) 735-0085

Budd Zuckerman, President
Genesis Select Corporation
bzuckerman@genesisselect.com
(303) 415-0200

Source:  U.S. Auto Parts Network, Inc.  (Nasdaq: PRTS)